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The following is a transcript of a telephone call to the media by Karl-Ludwig Kley, Chairman of the Executive Board of Merck KgaA and Rakesh Sachdev, President and Chief Executive Officer of Sigma-Aldrich Corporation:

Acquisition of Sigma-Aldrich

MERCK KGaA

Walter Huber

Head of Group Communications

Thank you very much and a warm welcome here out of New York. My name is Walter Huber. I’m Head of Group Communications for Merck KGaA Darmstadt, Germany and I would like to give you a brief overview of today’s call.

The call will be hosted by our CEO Karl Ludwig-Kley, Sigma-Aldrich CEO Rakesh Sachdev, and our CFO Marcus Kuhnert. We would like to go through a short presentation and afterwards, of course, welcome your questions.

For our US audience, please note that we are discussing Merck KGaA, Darmstadt, Germany throughout this call.

I would now like to refer you to the forward-looking statement on page two of our presentation that you will find on our website and that you can download. Please make sure that you have read this disclaimer.

This call will be in English, but our German listeners, as said already, can opt for a German translation. Our communications team in Darmstadt and I will also be available to talk to some of you in person following this call whenever you like.

Now, without further ado I hand over to Karl.

Karl Ludwig Kley

Chief Executive Officer

Good morning or good afternoon, everybody. A very special good morning. So we have seen each other since 5.30 in the morning to Rakesh who is sitting next to me. It’s really a great day for us and I think for all of us together. We are sitting in New York obviously to share with you the exciting news that earlier today, we signed an agreement to acquire Sigma-Aldrich, a leading life science consumables supplier for USD17b in cash, making this the largest acquisition in our history, of course, if all goes according to plan.

As I said, Rakesh Sachdev, the CEO of Sigma is with us today and he will also address you and Marcus Kuhnert, our CFO, will introduce the financials of this transaction from our side.

I have to make two remarks at the beginning.

We have decided that acquiring such an important US company, which as a matter of fact doubles the size of our US life science business, warrants for us to be in the US on that day and that’s why we are holding this media call instead of a press conference at our headquarters.

Second, as Walter Huber already said, as we are in the US, our lawyers have asked me to always refer to Merck KGaA, Darmstadt, Germany, whenever I refer to our company. If I should forget this, please be aware that I was talking about the original. It’s a bit funny, but such is life.

Can I ask you to turn to slide number four where you will find the strategic agenda of Merck’s overall transformation and growth journey in the last years. The programme is called “Fit for 2018”, the year we celebrate our 350th anniversary. We have completed the first phase of the “Fit for 2018” programme with substantial efficiency improvements across the organisation. Now the focus is very much on growth and it is our declared strategy to look at all our businesses and consider both organic and inorganic opportunities. Our objective is to turn all three businesses—pharmaceuticals, life science and performance materials—into sustainable growth and earnings platforms.

We delivered an important milestone on growth earlier this year with the completion of the AZ Electronic Materials acquisition which will significantly enhance our position in the premium segment for high-tech materials used in the display industry. Basically for everything from smartphones to TV screens.

We have also informed the public and our investors and analysts last week on the development of our pharmaceutical business, in particular the pipeline project which we are going to invest in over the next years.

The acquisition we announced today is a milestone for the company, sure, but is a quantum leap for our life science business. Life science’s contribution to our Company’s earnings will more than double and that will enable us to support innovation across all businesses.

Turn to slide number five, please. Why are we making this acquisition now?

The life science industry is very attractive. It offers a stable growth pattern. It’s operating in a continuously growing market and in some segments, even there are over-proportional growth opportunities. The need for products and solutions is immense. The customers ask not only for reliable high quality supply, but also for innovation. Also, financially the business is attractive. The industry average of the EBITDA margin amounts to around 25% and both Sigma-Aldrich and Merck are leading players in that industry.

It is an industry that is driven by sustainable growth trends, particularly in emerging markets, as research and manufacturing processes continue to globalize. Both Sigma-Aldrich and Merck KGaA Darmstadt, Germany are global organizations and perfectly suited to benefit from these trends.

And last but not least, the industry is rapidly evolving. Those businesses that embrace change and exploit opportunities early will be the winners.

In summary, it is the perfect moment to make a significant acquisition in this industry. Following the completion of our own transformation we are ready to fully unlock the value of such an acquisition.

On page six we have summarised the rationale for the transaction both from a strategic and operational as well as from a financial perspective.

We will see a very beneficial diversification of revenues. Life science will represent around 40% of Group revenues in the future. We are adding nearly 80% or around EUR2b in revenues to last year’s total revenues of EUR2.6b in Life Science.

Customers will benefit from a broader product offering, better access to our services and increased investments in innovation. We will show a much improved reach in all geographies, especially in the US where we will double our revenue. And, we will be able to make best use of our existing platforms, particularly Sigma-Aldrich’s world-class eCommerce platform to roll out innovations rapidly and globally.

Based on the 2013 EBITDA-pre figures, we are also roughly doubling our life science earnings, even before the addition of expected synergies.

There is also substantial synergy potential. Marcus will later detail it.

And, finally, we expect the acquisition to be immediately accretive to EPS pre and EBITDA margin.

We envisage to maintain a solid investment grade rating. In this context, it is important to mention that, as in past transactions, we expect to rapidly deleverage due to our strong and sustainable cash flows.

On slide seven we have summarised the key transaction terms.

The price for all outstanding shares in cash amounts to USD140 per share.

This represents an attractive premium of 37% over the unaffected share price and roughly the same 36% over the one-month volume-weighted average price.

We are offering a high degree of certainty to Sigma-Aldrich shareholders. It is a recommended offer which the Sigma-Aldrich management will present at a special meeting of shareholders and which will only require the approval of 50% of shareholders. Our shareholders do not have to approve the transaction. The Merck KGaA, Darmstadt, Germany, Board approved the transaction this morning.

The deal will be 100% cash and debt financed. We’ve already secured full financing.

Closing is expected mid-year 2015.

Turning now onto slide eight. You see an overview of Sigma-Aldrich. Actually, I’m referring to slide nine.

Generations of researchers remember the Sigma-Aldrich almanac as their trusted companion during long days and nights in the laboratory and I can say this is true also for all Merck researchers and actually even Rakesh and I this morning had our first interview at CNBC. Also one of the interviewers grew up in his early professional activities using the Sigma-Aldrich almanac.

In fact for some of the Merck colleagues it is a bit of a homecoming as they’ve relied on the big red book since their early days at university. Or how Sigma-Aldrich puts it: The business helps brilliant people make brilliant discoveries that improve life and make the world a safer and healthier place.

The latest edition of the Sigma-Aldrich Handbook – which today doesn’t come along only as a “doorstopper” but also as an App – contains more than:

•	40,000 research chemicals

•	10,000 chemical structures

•	Over 8,500 updated literature citations

•	Extensive chemical and physical data

Sigma-Aldrich’s product line includes more than 230,000 products and solutions with a strong focus on products for research laboratories.

Nowadays more than 70% of those products are available through an eCommerce platform which, I am happy to admit, only deserves one title: It is a world champion.

Sigma-Aldrich customers include more than 1.3 million scientists and technologists in life science companies, university and government institutions, hospitals and industry.

The Company operates in 37 countries and has nearly 9,000 employees. 3,000 of these employees are scientists and engineers.

In 2013, the business generated revenues of USD2.7b or around EUR2b. Around half of last year’s revenues were generated as chemical and biochemical products, kits and services for research laboratories.

The sales split shows that Sigma-Aldrich has a stronghold in the US, but it also has a meaningful presence all over the world. As a matter of fact, every day the more than one million customers around the globe count on Sigma-Aldrich for quality products delivered on time and as promised, with 24 hours delivery in major markets.

From that I would like to move on to page 10 and zoom in a bit on the different business lines and I will make it very short.

Still talking about Sigma, laboratory and academia is a EUR25b business that we expect will grow in the low-to-mid single digit range due to continued investment in pharma R&D and because emerging markets are fuelling growth in scientific research.

In that segment we will nearly double our sales, offering a complementary range of products across laboratory chemicals, biologics and reagents.

Biopharma and Pharma production is an industry of around EUR35b in which we foresee growth in the mid-to-high single digits. In that segment we will have additions along the entire value chain of drug production and validation, particularly in buffer media, as well as services.

Finally, we will serve other industries such as food and beverage testing. That industry amounts to around EUR40b and for that business we again expect mid-to-high single digit growth.

Together, it will be serving an attractive EUR100b industry with solid growth rates.

The next slide gives you the breakdown of sales across markets.

While both businesses have a global footprint, we will benefit especially from Sigma-Aldrich’s position in the US.

Overall, the combined organisation can enhance the reach that is increasingly required to serve global clients across broader product portfolios and this is particularly important given the aforementioned trend towards globalising research and manufacturing processes.

The next slide provides you with a better view of some key drivers of success in this industry.

With growth coming from trends like the increasing importance of genomic and proteomic research and disease diagnosis, success in the life science industry is defined by the ability to make innovation available efficiently to customers through access and service. We stand for innovation. In fact, we’ve introduced the claim “Living Innovation” last year to underscore the fact that we have launched innovations for almost 350 years.

Equally important is the level of operational excellence that a supplier can apply across the value chain as a determinant for the strength of the offering and the ability to maintain consistently strong markets and that is what this combination can do in a unique fashion. The innovation power of Merck and its ability to provide innovative workflow solutions and the extraordinary strength of Sigma-Aldrich, not only in innovation but also in managing supply chains coupled with its world-class ecommerce platform will deliver superior value to customers.

Now, before I pass on to Marcus to go through the numbers and the financial impact with you, I would like to invite Rakesh to share his thoughts with us on this very special day.

Rakesh Sachdev

Chief Executive Officer, Sigma-Aldrich

Thank you, Karl and again, good morning and good afternoon and a warm welcome from my side.

I echo what Karl said at the outset, this is an exciting combination for our two companies that will enhance our position clearly as a leader in the life science industry.

Merck is going to be an excellent partner for Sigma-Aldrich and the combination will deliver benefits for our customers and opportunities for our employees, while delivering obviously a significant premium and immediate value for our shareholders.

Our two businesses are highly complementary from a science perspective and in terms of our products and capabilities and geographic reach. Sigma-Aldrich’s comprehensive product offering, world-class eCommerce platform and broad global footprint will serve to enhance our combined position in this evolving life sciences industry.

Really, this builds on our success in transforming Sigma-Aldrich into a more customer-focused, solutions-oriented company and enables us to offer customers more products and more innovative solutions.

Additionally, as you can imagine, I have spent significant time now with Karl, Marcus and the rest of the management team, and it is clear that our companies have similar cultures and values.

So, really, from all perspectives, this transaction is clearly a natural fit. When the customers benefit, the business benefits and the employees benefit and that’s the real thesis behind this combination.

With that, I’ll turn it over to Marcus.

Marcus Kuhnert

Chief Financial Officer

Thank you, Rakesh. I will now educate you a little bit on the financial impacts and provide a deep dive on the financial side of the acquisition.

The acquisition of Sigma-Aldrich has a compelling strategic logic, but it also generates a lot of financial value. Sigma-Aldrich has generated around USD2.7b in sales in 2013 and has seen a solid organic growth.

More importantly, the company has a track record of very strong margins of around 30% EBITDA and it is said to continue on that path. With this profitability level, Sigma is also leading in its industry.

The proposed transaction value of USD140 per share yields an equity value of USD17b which equals EUR13.1b.

Assuming synergies of EUR260m, which represents around 12% of Sigma’s sales, the ratio enterprise value to EBITDA pro forma, including synergies, reached 14.3 times in 2013 and on 2014 consensus numbers, a ratio of 13.9.

I would also like to mention that with this acquisition we are fully in line with our core acquisition criteria. Namely, we will have an immediate accretion to our EPS and we will be able, following our conservative financial policy, to maintain a solid investment grade rating.

On slide number 17 you see a little bit more in detail the financial profile.

The impact of this transaction on our financials is indeed extraordinary.

Both Merck and EMD Millipore will have significant increase in earnings power of the business. While the Group sales are up 19% including Sigma-Aldrich, the EBITDA pre actually increases by 24%.

The increases are even more substantial on the business level where the revenue increase is 79% compared to an EBITDA pre increase of 139% on a pro forma basis. And I would like to reiterate that this business has a very high recurring revenue stream and a very strong cash flow generation which will help us in rapid deleveraging post the transaction.

Overall, the Group EBITDA margin is accretive right from the beginning. We are also immediately EPS pre accretive, as I have already mentioned, and the Group EBITDA margin rises from 30% to 33%, including the full amount of identified synergies.

And I will have a little bit more detailed view on the synergies on the next slide, on slide number 18.

We have in recent years established a strong track record in integrating and owning life science businesses.

We have conducted very diligently our analysis on the business and came to the EUR260m of synergies based on our own analysis, based on frequent and intensive interaction with Sigma-Aldrich management and, of course, also based on the due diligence we have just conducted.

Our review of the two businesses leads us to conclude that the EUR260m are predominantly driven by a number of sources such as the consolidation of the manufacturing footprint, the increase in leverage of Sigma-Aldrich world-class eCommerce platform as well as the optimisation of our commercial organisation and the streamlining of admin functions and infrastructure.

Over a period of three years following or after the closing we expect to have realised the full amount of synergies in annual savings.

On slide 19 I would like to draw your attention now on the financing of the acquisition. We have secured the financing completely to realise the acquisition. The bridge financing is in place. The final financing structure will be comprised of a combination of cash on Merck’s balance sheet, bank loans and bonds.

With a strong combined and sustainable cash flow we will be able to rapidly deleverage in the years after the closing and, as I already said, following our conservative financial policy we are committed to maintain a solid investment grade credit rating.

This being said, I would like to hand over to Karl for a summary of our presentation.

Karl Ludwig Kley

Chief Executive Officer

So, the summary is quickly said. This is a deal which really scores on all accounts, strategically, operationally and financially expanding our position in life sciences, puts us together in a very strong position to work in the business and to work for the benefit of our customers.

Secondly, it increases substantially our offer to the customers.

Thirdly, the combined business will be a sustainable growth and earnings contributor to Merck in the future,

And fourth, the deal is financially consistent with all our criteria which we have put on acquisitions.

Thank you for your attention and we are happy to take questions.

Q&A Session

Phil Serafino—Bloomberg News

Gentlemen, thanks for taking my question.

Mr. Kley, I wanted to ask you about the biopharmaceutical business. This is the third acquisition we’ve seen over the past few years in chemicals and life sciences and nothing really in biopharmaceuticals. So what’s the message you want to send about the future of the biopharmaceutical business within Merck?

Karl-Ludwig Kley—CEO

The message we have been sending loud and clear last week. We had an Investor Day, we had a press conference where we presented the new Merck Serono, the new Merck pharmaceutical business. We’ve showed very consistent numbers on top line, on profitability, sustainability of the business and we’ve demonstrated that the measures we have taken to restore the pipeline and to restore our credibility in research and development have really taken place.

We’ve demonstrated and shown to the public that we have interesting compounds in the development stage which now of course have to move into Phase III and which need to deliver. But we are confident that with investment into the pipeline we can secure the necessary revenue stream, the necessary profitability for the pharmaceutical business to remain good and solid mid-sized player in the biopharmaceutical business.

Merck will always build its future on the three pillars, pharmaceuticals, life sciences and performance materials.

Phil Serafino

Thank you.

Ludwig Burger—Reuters

Hello, this is Ludwig calling from Reuters. I have the following question and related to that maybe you could kindly back that with some numbers. I know it’s all in the slides, but I was looking for maybe the percentage of adjusted EBITDA pre at Merck Millipore as compared to the overall Group adjusted EBITDA pre last year. And how that percentage or importance for the whole Group profits would change based on proforma 2013 if you included Sigma-Aldrich and maybe with or without the synergies, which is already added I can see. Thank you.

Marcus Kuhnert—CFO

So Merck Millipore EBITDA margin in 2013 was around 25%. Sigma-Aldrich has a profitability of around 30%. So if we include Sigma-Aldrich in the overall financial statements of Merck, so of the Group, then including full synergies, our EBITDA margin level would jump from 30% to roughly 33%.

As you can figure out easily, with the 25% margin of Millipore including Sigma-Aldrich, the transaction for the business division is highly accretive.

Ludwig Burger

And you don’t have any numbers for the percentage of profit overall, over Group profit? Not so much the margin, but the importance for the new Merck Millipore for the entire Group measured by, let’s say, adjusted EBITDA. The division as a percentage of the total Group how that would change.

Marcus Kuhnert

That would change significantly. So we believe that the total percentage after the transaction and without taking synergies into account — let’s say including synergies we will have roughly €1.5 billion in terms of EBITDA, Millipore plus Sigma-Aldrich plus synergies. And this would account of more than 40% of the Group profits.

Ludwig Burger

Thank you.

Lisa Brown—St. Louis Post-Dispatch

Hi, good morning. Can you talk a little bit more about Merck’s plan to maintain the US facilities and also a little bit about the leadership, keeping the leadership at Sigma-Aldrich in place after the sale concludes?

Karl-Ludwig Kley—CEO

We have given — Lisa, we have given a very clear commitment first to St. Louis. St. Louis — Sigma and St. Louis, in a way it’s synonymous. There’s an 80 year presence and it’s one of the leaders of the civic society of St. Louis basically. And we have a clear commitment that we will not only uphold the major significant presence there but also contribute to society in the tradition Sigma-Aldrich had.

We have also a very clear commitment to our site in Billerica to the — in the Millipore site where we also have a huge number of gifted and talented employees, a strong base for our business which we are also going to [deepen]. As a matter of fact, I will place a call later also to the public institutions and try to reach the Governor of Massachusetts to reach out to him and say to him that also Billerica will be a major place for us going forward.

So having — you have to take into account that the US constitutes nearly half of the worldwide life science market. So if you want to be a major player in the life science area, then you have to have a sizeable presence in the US. This is a deal for innovation, for growth and [inaudible].

But having said this of course there are synergies to be realised and to be identified. But for that as well as for your second question for leadership, it’s much too early to say. We have announced today that we have signed the deal. Shareholders need to approve it. We have to get the necessary approvals on the way and we will do proper and very sophisticated integration planning when the time is ready for that. And then we will inform you in more detail on the next steps.

Lisa Brown

Okay, thank you.

David McHugh—Associated Press

Hi, it’s David McHugh from the AP. Just asking if there’s any numbers of — are any employees going to lose their jobs as a result of this deal and if so, where that will happen and what the impact on headcount might be? Thank you.

Karl-Ludwig Kley—CEO

Again, as I just said we have a very clear commitment which also is true not only for the two sites I mentioned in St. Louis and Billerica, but of course Darmstadt in Germany and Molsheim in France where we have our two major operations.

We have to go through in detail through the integration planning. We need the strong support and help of Rakesh and his team in Sigma-Aldrich to understand the issues. We have to sit together and work together to develop a plan. So please understand that I cannot give you any detailed answer to your question at this point in time when we have just signed the contract. It’s day one of a great future.

May I add one thing in addition which just crossed my mind? It’s a huge opportunity. So building this company together, investing in innovation, offering to our customers worldwide solutions through this great platform is a huge opportunity for employees all over the world to contribute to that. So I would not only look on the part where synergies are created, but also on the part where opportunities are created. And if I may add an advertisement here, I can’t think of a better employer than these two companies together if you want to be active in life science.

Unidentified Speaker

Hello Mr Kley. I have one question.

Can you tell us what does this deal mean for your inorganic expansion plans in the future? Are you prepared for further deals in a similar size?

And may you tell us what do you think will be the immediate effect of this deal, this acquisition on the Merck rating. Will there be a downgrade one notch or what do you think? Thanks.

Karl-Ludwig Kley—CEO

I mean if you are inclined to spend €13 billion or $17 billion, then you’d better first focus on de-leveraging and paying back debt. So don’t expect us to do a deal in that size in the next years. We will update you yearly on the progress of our de-leveraging. But of course this takes steam off from the possibility of major deals.

Having said this, of course smaller inorganic bolt-on acquisitions are always possible. As you may know, we are not a company where capital expenditures are the big thing but investments in innovation, in R&D. So bolt-on acquisitions remain possible, but only to a minor extent.

Marcus Kuhnert—CFO

I would take over the question on rating and would just like to reiterate what Karl-Ludwig just said. The primary focus after the transaction now will be on rapid de-leveraging. We are of course now in talks already with the rating agencies and given an equity value of $17 billion, we will face a downgrade by the credit rating agencies.

However, this downgrade will be moderate and will be helped first by the high profitability of the acquired company. Secondly, by the stable and sustainable sales and cash flow pattern and of course also by our commitment to fast or quickly de-leverage. So that means the overall rating, we will absolutely for sure maintain our solid investment grade credit rating.

Siegfried Hofmann—Handelsblatt

[Spoken in German].

Marcus Kuhnert—CFO

The question was how high are the financing costs that we are going to bear in the coming years. So I will not go into too much detail here. The bridge financing is secured and we will see financing costs in the range between 2.5% and 3%.

Siegfried Hofmann

Okay, thank you.

Karl-Ludwig Kley—CEO

No further questions. I would like to thank you for participating in this conference. The last words on such a day belongs to Rakesh so I would like to ask Rakesh to say the closing words of today.

Rakesh Sachdev—Sigma-Aldrich

Thank you, Karl. Again I think this is a great day for the two companies. You know Karl and I have thought through this. We have worked over the past several weeks in arriving to this day and I think this should be an exciting opportunity for our customers because they will reap great benefits in the future as a result of combining the life science businesses.

I think it’s a great day for employees on both sides because as Karl said, innovation will drive more opportunities and this is more about opportunities. And then of course, finally for both our shareholders, I think this is a great day.

So this is a great day. It’s day one. There’s a lot of work to be done and we are ready for that. And here we move forward. Thank you.

Karl-Ludwig Kley—CEO

Thank you.

Cautionary Note Regarding Forward-Looking Statements

This communication may include “forward-looking statements.” Statements that include words such as “anticipate,” “expect,” “should,” “would,” “intend,” “plan,” “project,” “seek,” “believe,” “will,” and other words of similar meaning in connection with future events or future operating or financial performance are often used to identify forward-looking statements. All statements in this communication, other than those relating to historical information or current conditions, are forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond control of Merck KGaA, Darmstadt, Germany, which could cause actual results to differ materially from such statements.

Risks and uncertainties relating to the proposed transaction with Sigma-Aldrich Corporation (“Sigma-Aldrich”) include, but are not limited to: the risk Sigma-Aldrich’s shareholders do not approve the transaction; uncertainties as to the timing of the transaction; the risk that regulatory or other approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated; competitive responses to the transaction; litigation relating to the transaction; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; the ability of Merck KGaA, Darmstadt, Germany, to achieve the cost-savings and synergies contemplated by the proposed transaction within the expected time frame; the ability of Merck KGaA, Darmstadt, Germany, to promptly and effectively integrate the businesses of Sigma-Aldrich and Merck KGaA, Darmstadt, Germany; the effects of the business combination of Merck KGaA, Darmstadt, Germany, and Sigma-Aldrich, including the combined company’s future financial condition, operating results, strategy and plans; the implications of the proposed transaction on certain employee benefit plans of Merck KGaA, Darmstadt, Germany, and Sigma-Aldrich; and disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers.

Additional risks and uncertainties include, but are not limited to: the risks of more restrictive regulatory requirements regarding drug pricing, reimbursement and approval; the risk of stricter regulations for the manufacture, testing and marketing of products; the risk of destabilization of political systems and the establishment of trade barriers; the risk of a changing marketing environment for multiple sclerosis products in the European Union; the risk of greater competitive pressure due to biosimilars; the risks of research and development; the risks of discontinuing development projects and regulatory approval of developed medicines; the risk of a temporary ban on products/production facilities or of non-registration of products due to non-compliance with quality standards; the risk of an import ban on products to the United States due to an FDA warning letter; the risks of dependency on suppliers; risks due to product-related crime and espionage; risks in relation to the use of financial instruments; liquidity risks; counterparty risks; market risks; risks of impairment on balance sheet items; risks from pension obligations; risks from product-related and patent law disputes; risks from antitrust law proceedings; risks from drug pricing by the divested Generics Group; risks in human resources; risks from e-crime and cyber attacks; risks due to failure of business-critical information technology applications or to failure of data center capacity; environmental and safety risks; unanticipated contract or regulatory issues; a potential downgrade in the rating of the indebtedness of Merck KGaA, Darmstadt, Germany, or Sigma-Aldrich; downward pressure on the common stock price of Merck KGaA, Darmstadt, Germany, or Sigma-Aldrich and its impact on goodwill impairment evaluations; the impact of future regulatory or legislative actions; and the risks and uncertainties detailed by Sigma-Aldrich with respect to its business as described in its reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”).

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere, including the Report on Risks and Opportunities Section of the most recent annual report and quarterly report of Merck KGaA, Darmstadt, Germany, and the Risk Factors section of Sigma-Aldrich’s most recent reports on Form 10-K and Form 10-Q. Any forward-looking statements made in this communication are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Important Additional Information

This communication is being made in respect of the proposed merger transaction involving Sigma-Aldrich and Merck KGaA, Darmstadt, Germany. The proposed merger will be submitted to the stockholders of Sigma-Aldrich for their consideration. In connection therewith, Sigma-Aldrich intends to file relevant materials with the SEC, including a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to the stockholders of Sigma-Aldrich. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the proxy statement, any amendments or supplements thereto and other documents containing important information about Sigma-Aldrich, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Sigma-Aldrich will be available free of charge on Sigma-Aldrich’s website at www.sigmaaldrich.com under the heading “SEC Documents” within the “Investor Info” section in the “Investors” portion of Sigma-Aldrich’s website. Shareholders of Sigma-Aldrich may also obtain a free copy of the definitive proxy statement by contacting Sigma-Aldrich’s Investor Relations Department at (314) 898-4643.

Sigma-Aldrich and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Sigma-Aldrich is set forth in its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on March 21, 2014, its annual report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 6, 2014, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of Sigma-Aldrich and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.